Exhibit 99.1

300 Throckmorton Street Fort Worth, TX 76102

KMG Nominates Margaret Montana to Board of Directors

FORT WORTH, Texas—(GLOBE NEWSWIRE)—August 24, 2017—KMG (NYSE: KMG), a global provider of specialty chemicals and performance materials, today announced that Margaret C. (Peggy) Montana will join the board of directors December 1, 2017. Ms. Montana is a former senior executive at Shell Oil Company with substantial international and operational experience in the pipeline and energy markets.

“We are pleased to welcome Peggy Montana to KMG,” said chairman and chief executive officer Chris Fraser. “She brings to KMG a wealth of experience in the global pipeline and energy markets, and her expertise and insights will be especially valuable as KMG continues to expand our presence and capabilities in the global market for pipeline performance products and services.”

In her various roles at Shell, Ms. Montana led Shell’s U.S. pipeline business since 2006. In June 2015, she retired as Chief Executive Officer and President of Shell Midstream Partners, L.P., and is currently a member of the board of directors. In January 2014, she was named Executive Vice President, U.S. Pipelines and Special Projects—Americas of Shell Downstream Inc. From 2009 to 2014, Ms. Montana served as Executive Vice President, Supply & Distribution, where she was responsible for hydrocarbon supply to Shell’s downstream worldwide fuels manufacturing and marketing businesses. Prior to 2009, Ms. Montana led Shell’s fuels global terminal and distribution operations. Ms. Montana earned her bachelor of science in Chemical Engineering at the University of Missouri, Rolla.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals and performance materials for the semiconductor, industrial wood preservation, and pipeline and energy markets. For more information, visit the Company's website at http://kmgchemicals.com.

KMG Investor Relations

Eric Glover, 817-761-6006

eglover@kmgchemicals.com

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG